UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2014

BBX CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[      ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

BBX Capital Corporation (the “Company”) owns an 81% equity interest in Renin Holdings LLC.  As a result of the Company’s 81% equity interest in Renin Holdings LLC, the financial statements of Renin Holdings LLC and its subsidiaries, including Renin US LLC, Renin Canada Corp. and Renin UK Corp., are consolidated into the Company’s financial statements. BFC Financial Corporation (“BFC”), which owns shares of the Company’s Class A Common Stock and Class B Common Stock representing in the aggregate approximately 52% of the Company’s total outstanding equity and 72% of the Company’s total voting power, owns the remaining 19% equity interest in Renin Holdings LLC.

On June 11, 2014, Renin Canada Corp. and Renin US LLC, as borrowers  (the “Borrowers”), and Renin UK Corp. and Renin Holdings LLC, as guarantors, entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Capital Finance Corporation Canada, as lender (the “Lender”).

Under the terms and conditions of the Credit Agreement, the Lender made a $1.5 million term loan to the Borrowers. The Credit Agreement also includes a revolving advance facility pursuant to which the Lender agreed to make loans to the Borrowers on a revolving basis up to a maximum of approximately $18 million or, if lesser, the Borrowing Base (as defined in the Credit Agreement), subject to the Borrowers’ compliance with the terms and conditions of the Credit Agreement, including certain specific financial covenants as discussed below.  Upon execution of the Credit Agreement and funding of the term loan, the Lender also made loans  to the Borrowers in the aggregate amount of approximately $6.5 million under the revolving advance facility. The approximate $8.0 million of financing received by the Borrowers from the Lender, together with pro rata capital contributions to Renin Holdings LLC from the Company and BFC of $2,025,000 and $475,000, respectively, were utilized to repay in full the previously disclosed loans made to the Borrowers by Bluegreen Corporation (“Bluegreen”). The Company owns a 46% equity interest in Woodbridge Holdings, LLC (“Woodbridge”), which owns 100% of Bluegreen.  BFC owns the remaining 54% equity interest in Woodbridge.

Amounts outstanding under the term loan and loans made under the revolving advance facility bear interest at the Canadian Prime Rate or the daily three month LIBOR rate plus a margin specified in the Credit Agreement at various rates between 0.5% per annum and 3.25% per annum.  The revolving advance facility also includes a 0.25% per annum fee charged on the amount of unused commitment.  The term loan and borrowings under the revolving advance facility require monthly interest payments.  In addition, beginning on October 1, 2014, the term loan requires quarterly principal repayments of $75,000.  The maturity date under the Credit Agreement with respect to the term loan and all loans made pursuant to the revolving advance facility is June 11, 2019.

Under the terms and conditions of the Credit Agreement, the Borrowers are required to comply with certain financial covenants from June 30, 2014 to November 30, 2014, including limits on monthly capital expenditures and the achievement of monthly EBITDA (as defined in the Credit Agreement) in amounts equal to or greater than specific amounts set forth in the Credit Agreement.  In addition, beginning on December 1, 2014,  the Borrowers will be required to maintain as of the end of each month a certain specified Fixed Charge Coverage Ratio (as defined in the Credit Agreement) measured on a trailing twelve-month basis.  The Credit Agreement also contains customary affirmative and negative covenants, including those that, among other things, limit the ability of the Borrowers to incur liens or engage in certain asset dispositions, mergers or consolidations, dissolutions, liquidations or winding up of their businesses.

Renin UK Corp. and Renin Holdings LLC have guaranteed the Borrowers’ obligations under the Credit Agreement and in connection therewith have pledged certain collateral, including their interests in the Borrowers, to the Lender.

The foregoing description of the Credit Agreement is a summary only and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

10.1

Credit Agreement, dated as of June 11, 2014, among Renin Canada Corp. and Renin US LLC, as borrowers, Renin UK Corp. and Renin Holdings LLC, as guarantors, and Wells Fargo Capital Finance Corporation Canada, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBX CAPITAL CORPORATION

Date: June 17, 2014
By: /s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1

Credit Agreement, dated as of June 11, 2014, among Renin Canada Corp. and Renin US LLC as borrowers, and Renin UK Corp. and Renin Holdings LLC as guarantors and Wells Fargo Capital Finance Corporation Canada, as lender.